Exhibit 99.1

Financial Report July – September 2018

Continued sales growth momentum

(Stockholm, Sweden, October 26, 2018) – For the three-month period ended September 30, 2018, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb), the worldwide leader in automotive safety systems, reported consolidated sales growth of 4.1% to $2,033 million. Quarterly organic sales* grew by 6.4%, mainly driven by 22% organic sales growth* in Americas. Airbags sales grew organically* by 8% and seatbelts sales grew organically* by 3%. Both the reported and adjusted* operating margin was 9.5%. (For non-U.S. GAAP measures see enclosed reconciliation tables.)

For the full year 2018, the indication is for organic sales to increase by around 6% and the adjusted operating margin to be around 10.5%. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

The results herein present the performance of Autoliv giving effect to the spin-off of Veoneer, Inc. (“Veoneer”), Autoliv’s former Electronics segment, on June 29, 2018. Historical financial results of Veoneer are reflected as Discontinued Operations, with the exception of cash flows, which are presented on a consolidated basis of both Continuing and Discontinued Operations and net income attributable to a controlling interest (Consolidated Autoliv). The restated historical financial information reflecting the spin-off are unaudited, but have been derived from Autoliv’s historical audited annual reports.

Key Figures

(Dollars in millions, except per share data)	Q3 2018	Q3 2017	Change
Net sales Continuing Operations	$2,033.0	$1,952.6	4.1%
Operating income Continuing Operations	$192.5	$167.2	15.1%
Operating margin Continuing Operations	9.5%	8.6%	0.9pp
Adjusted operating margin Continuing Operations 1)	9.5%	10.5%	(1.0)pp
Earnings per share Continuing Operations, diluted 2, 3)	$1.34	$1.21	10.7%
Adjusted earnings per share Continuing Operations, diluted 1, 2, 3)	$1.35	$1.64	(17.7)%
Operating cash flow on a consolidated basis	$238.2	$217.9	9.3%

1) Excluding costs for capacity alignments, antitrust related matters and separation of our business segments. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Comments from Mikael Bratt, President & CEO

“Our growth momentum continued in the third quarter. Driven mainly by a large number of product launches in North America, our sales grew organically* by more than 6% despite the decrease in light vehicle production of about 2% according to IHS. We were able to grow faster than light vehicle production in all regions except Rest of Asia, with North America as the main driver with 22% organic* sales growth. The launches are on schedule, with good delivery precision albeit with continued elevated launch related costs, temporarily impacting our profitability progression negatively.

I am pleased that our order intake continued on a high level in the quarter, supporting our growth opportunities for the longer term. Our operating cash flow was solid in the quarter, supporting our full year indication of an operating cash flow for Continuing Operations to be on a similar level as last year.

In the third quarter our industry experienced significant changes in light vehicle production, especially in Europe impacted by WLTP, and in China due to lower consumer demand. As a result, our supply chain, production and logistic systems had to manage significant and late changes to OEM production plans with corresponding uneven utilization of our supply chain, production and logistics assets while at the same time focusing on the many launches and high growth in North America. We see a similar environment for the rest of the year, with continued uncertainty for light vehicle production, especially in China and Europe, with continued uneven asset utilization. We are implementing actions to manage these challenges and we look forward to a gradual improvement in operating leverage over time.

With a never-ending focus on quality and operational excellence, we continue to execute on our growing business volumes and our new opportunities, with extra attention to any changes in light vehicle demand.”

An earnings conference call will be held at 2:00 p.m. (CET) today, October 26. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q3 Report – 2018	3rd Quarter

Outlook

Mainly based on our customer call-offs and light vehicle production outlook according to IHS, the indication for organic sales growth for Autoliv Continuing Operations for the full year is around 6%. Currency translations are expected to have a combined positive effect of around 2%, resulting in a consolidated sales increase of around 8%. The indication for adjusted operating margin for Autoliv Continuing Operations for the full year 2018 is around 10.5%. This replaces our previous full year 2018 guidance of organic growth of around 8% and an adjusted operating margin of more than 11%.

The projected tax rate, excluding discrete items, for Continuing Operations for the full year 2018, is expected to be around 28%, and is subject to change due to any discrete or nonrecurring events that may occur.

The projected operating cash flow for Continuing Operations for the full year 2018, excluding any discrete items, is expected to be on a similar level as in full year 2017.

The projected capital expenditures, net, for Continuing Operations, for the full year 2018 is expected to be in the range of 5-6% of sales.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments, antitrust matters and separation of our business segments, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Third Quarter Financial Highlights

Consolidated net sales increased by 4.1% compared to the same quarter of 2017 with an organic growth* of 6.4% and negative currency translation effects of 2.3%. By growing organically* by about 22%, North America contributed to almost all of the $125 million in organic growth in the quarter although China and India also contributed to the organic growth while Europe and South Korea declined organically. Organic sales growth outperformed LVP growth (according to IHS) in all regions excluding Rest of Asia. Adjusted operating margin* for Continuing Operations, excluding costs for capacity alignments, antitrust related matters and the separation of our business segments, decreased by

100bps to 9.5%, compared to the same quarter of 2017, as headwinds from launch related costs, raw material costs, increased R,D&E, net costs and currency movements, were not fully offset by positive effects from the increased sales. Adjusted EPS*, diluted, decreased by 18% to $1.35, as compared to the same quarter of 2017. Operating cash flow for Continuing Operations amounted to $238 million. Net debt* was $1,724 million, compared to $1,785 million the previous quarter. Despite the decrease in net debt, the leverage ratio* remained at 1.6x.

Launches in the 3rd Quarter

Honda Crider Driver airbag with steering wheel, passenger airbag, side airbag and seatbelt with pretensioner.	Audi Q3 Driver airbag with steering wheel, passenger airbag and active seatbelt.	Chevrolet Silverado Driver airbag with steering wheel.
Subaru Forester Passenger airbag, side airbag and inflatable curtain.	VW Tharu Driver airbag with steering wheel, passenger airbag and seatbelt with pretensioner.	Great Wall Haval F7 Driver airbag with steering wheel, passenger airbag, side airbag, inflatable curtain and seatbelt with pretensioner.
Nissan Altima Knee airbag, side airbag, inflatable curtain and seatbelt with pretensioner.	Audi A1 Driver airbag with steering wheel and seatbelt with pretensioner.	BMW X5 Driver airbag with steering wheel, side airbag, inflatable curtain and pyro safety switch.

Q3 Report – 2018	3rd Quarter

Sales by Product

Change vs. same quarter last year
Quarter July - September 2018
	Q3 2018	Q3 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)
Airbag Products and Other2)	$1,357.4	$1,276.5	$80.9	$(26.3)	$107.2
			6.3%	(2.1)%	8.4%
Seatbelt Products2)	$675.6	$676.1	$(0.5)	$(17.9)	$17.4
			(0.1)%	(2.7)%	2.6%
Total	$2,033.0	$1,952.6	$80.4	$(44.2)	$124.6
			4.1%	(2.3)%	6.4%
1) Effects from currency translations. 2) Including Corporate and other sales.

Airbag sales had solid organic growth* of 8.4%. Steering wheels were the main organic growth contributor, especially in North America, Europe and China and from inflatable curtains in North America. Passenger airbags also showed strong growth, especially in North America. The main organic sales decline was for inflatable curtains in Europe.

Seatbelt sales grew organically* by 2.6% in the quarter, mainly driven by strong growth in North America partially offset by declines in Europe.

Sales by Region

Change vs. same quarter last year
Quarter July - September 2018
	Q3 2018	Q3 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)
Asia	$749.1	$737.0	$12.1	$(10.4)	$22.5
			1.6%	(1.4)%	3.0%
Whereof: China	$351.9	$343.2	$8.7	$(6.7)	$15.4
			2.5%	(2.0)%	4.5%
Japan	$196.3	$193.4	$2.9	$(1.1)	$4.0
			1.5%	(0.6)%	2.1%
RoA	$200.9	$200.4	$0.5	$(2.6)	$3.1
			0.2%	(1.3)%	1.5%
Americas	$684.8	$575.3	$109.5	$(15.8)	$125.3
			19.1%	(2.7)%	21.8%
Europe	$599.1	$640.3	$(41.2)	$(18.0)	$(23.2)
			(6.4)%	(2.8)%	(3.6)%
Total	$2,033.0	$1,952.6	$80.4	$(44.2)	$124.6
			4.1%	(2.3)%	6.4%

1) Effects from currency translations.

Sales grew organically* by 6.4% in the third quarter 2018 compared to the third quarter 2017, which is more than 8 percentage points above the change in light vehicle production (according to IHS). The largest contributors to growth were North America, China and India partly offset by effects from South Korea and Europe.

The organic sales increase* of 4.5% from Autoliv’s companies in China was driven by both the domestic and the global OEMs. Sales to domestic OEMs are primarily driven by a continued tailwind from new models with Geely, including Lynk & Co. The organic growth in sales to the global OEMs was mainly driven by sales to VW, Nissan and Honda.

The organic sales growth* of 2.1% from Autoliv’s companies in Japan was driven by sales to Subaru, Mitsubishi and Honda.

The organic sales growth* of 1.5% from Autoliv’s companies in the Rest of Asia was driven by strong sales development in India, mainly to Suzuki and Honda, largely offset by organic sales decline in South Korea, mainly with Hyundai/Kia.

Sales from Autoliv’s companies in Americas increased organically* by 21.8%, driven by strong performance in both North and South America. North America grew by more than 22% organically*, driven primarily by launches at FCA, Nissan, Tesla and Honda. This was partly offset

Q3 Report – 2018	3rd Quarter

by lower sales to Ford and Daimler. Growth was driven by all main product groups. South America grew organically* by close to 16%, driven by a strong performance with VW and Toyota.

Sales from Autoliv’s companies in Europe declined organically* by 3.6%. The organic sales decline was driven largely by VW, Renault and Nissan, partly offset by increased sales to Daimler.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Q3 estimate, Oct 16, 2018	(4.0)%	(2.9)%	1.7%	1.7%	(5.1)%	(2.1)%
LVP, IHS Q3 estimate, Jul 16, 2018	3.4%	1.7%	0.3%	7.7%	0.6%	3.1%

Q3 Report – 2018	3rd Quarter

Earnings

(Dollars in millions, except per share data)	Q3 2018	Q3 2017	Change
Net Sales	$2,033.0	$1,952.6	4.1%
Gross profit	$386.1	$394.9	(2.2)%
% of sales	19.0%	20.2%	(1.2)pp
S,G&A	$(90.0)	$(96.8)	7.0%
% of sales	(4.4)%	(5.0)%	0.6pp
R,D&E net	$(101.9)	$(93.1)	(9.5)%
% of sales	(5.0)%	(4.8)%	(0.2)pp
Other income (expense), net	$1.1	$(35.1)	103.1%
% of sales	0.1%	(1.8)%	1.9pp
Operating income	$192.5	$167.2	15.1%
% of sales	9.5%	8.6%	0.9pp
Adjusted operating income1)	$193.6	$204.8	(5.5)%
% of sales	9.5%	10.5%	(1.0)pp
Income before taxes	$171.3	$150.7	13.7%
Tax rate	31.1%	29.5%	1.6pp
Income attributable to controlling interest from Continuing Operations	$117.5	$105.7	11.2%
Earnings per share Continuing Operations, diluted2, 3)	$1.34	$1.21	10.7%
Adjusted earnings per share Continuing Operations, diluted1, 2, 3)	$1.35	$1.64	(17.7)%

1) Excluding costs for capacity alignments, antitrust related matters and separation of our business segments. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the third quarter of 2018 was $9 million lower than in the same quarter of 2017. The gross margin decreased by 1.2pp to 19.0%, from 20.2% in the same quarter of 2017, mainly due to adverse impact from launch related costs, raw material pricing and currency changes that more than offset the positive effects from the strong organic sales growth*.

Selling, General and Administrative (S,G&A) expenses decreased by $7 million compared to the same quarter the prior year, while Research, Development & Engineering (R,D&E) expenses net, increased to 5.0% of sales compared to 4.8% a year earlier, driven by the high number of product launches.

Operating income increased by $25 million to $193 million, corresponding to a reported operating margin of 9.5% of sales, compared to 8.6% of sales in the same quarter of 2017. The increase was due to lower costs for capacity alignments and antitrust related matters compared to the same period 2017, reported as Other income (expense), net. Adjusted operating margin*, excluding costs for capacity alignments, antitrust related matters and separation of our business segments, was 9.5% of sales compared to 10.5% of sales for the same period in 2017. The decrease was mainly due to the lower gross margin and higher R,D&E, net costs in relation to sales. Income before taxes increased by $21 million compared to the same quarter the previous year.

Income attributable to controlling interest from Continuing Operations increased by $12 million.

The effective tax rate in the third quarter of 2018 was 31.1% compared to 29.5% in the same quarter of 2017. Discrete tax items, net in the third quarter of 2018 had an unfavorable impact of 0.2pp. In the third quarter of 2017, discrete tax items, net had an unfavorable impact of 2.8pp.

Earnings per share (EPS) from Continuing Operations assuming dilution increased by 11% to $1.34 compared to $1.21 for the same period one year ago. The main positive item affecting EPS were 42 cents from lower costs relating to capacity alignments, antitrust related matters and the separation of our business segments, with the main offsetting items being 14 cents from tax items, 9 cents from lower adjusted operating income* and 3 cents from higher interest expense. The adjusted EPS* from Continuing Operations assuming dilution was $1.35 compared to $1.64 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 87.4 million compared to 87.2 million in the third quarter of 2017.

Q3 Report – 2018	3rd Quarter

Cash Flow and Balance Sheet

Cash flow items prior to the third quarter 2018 are presented on a consolidated basis including both Continuing and Discontinued Operations.

Mainly due to higher net income and changes in operating assets and liabilities, operating cash flow increased to $238 million compared to $218 million for Consolidated Autoliv, including both Continuing and Discontinued Operations, in the same quarter of 2017.

Cash flow before financing* was $121 million compared to $74 million in the same quarter of 2017, primarily due to higher operating cash flow and lower capital expenditures. Capital expenditures, net, of $117 million were $32 million more than depreciation and amortization expense during the quarter and $25 million lower than capital expenditures, net during the third quarter of 2017. Of the total $142 million in capital expenditures, net, in the third quarter of 2017, $122 million was attributable to Continuing Operations.

Working capital was 7.7% of sales and operating working capital* was 8.8% of sales. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable in relation to sales was 80 days outstanding, compared to 72 days outstanding on December 31, 2017 and 77 days outstanding on September 30, 2017. Days inventory outstanding was 38 days, compared to 32 days on December 31, 2017 and 35 days on September 30, 2017.

The Company’s net debt position* decreased by $60 million during the quarter to $1,724 million. Gross interest-bearing debt decreased during the quarter by $33 million to $2,251 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of September 30, 2018, the Company had a leverage ratio* of 1.6x.

During the quarter, total equity increased by $46 million to $2,053 million, mainly due to $118 million from net income, partly offset by $54 million in dividends and $30 million related to currency translation effects. Total parent shareholders’ equity was $2,040 million corresponding to $23.42 per share.

Headcount

	September 30, 2018	June 30, 2018	September 30, 2017
Headcount	66,479	66,193	63,266
Whereof: Direct workers in manufacturing	71%	71%	71%
Best Cost Countries	80%	80%	79%
Temporary personnel	14%	13%	12%

Compared to June 30, 2018, total headcount (permanent employees and temporary personnel) increased by 286.

Compared to a year ago, headcount increased by 3,213, reflecting the organic sales growth*.

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Q3 Report – 2018	First Nine Months

ine Months

Financial Highlights First Nine Months 2018

Consolidated net sales increased by 8.5% compared to the same period of 2017 with an organic growth* of 5.0% and positive currency translation effects of 3.5%. All regions except Europe grew organically. Key organic growth areas were North America, China and India. Adjusted operating margin*, for Continuing Operations, excluding costs for capacity alignments, antitrust related matters and separation of our business segments, decreased by 50bps to 10.3%, compared to the same period in 2017, as adverse effects of product launch costs, raw materials and currency changes was not fully offset by the positive effects of higher sales. EPS Continuing Operations, diluted, increased by 21% to $5.37, as compared to the same period 2017. Adjusted EPS* Continuing Operations, diluted, increased by 12% to $5.40, as compared to the same period 2017. Operating cash flow for Autoliv (including both Continuing and Discontinued Operations) of $301 million was $245 million lower than the same period last year mainly due to costs for separation of our business segments, including higher net loss from Discontinued Operations and increased working capital driven by higher sales and unfavorable geographic and timing effects.

Sales by Product First Nine Months 2018

Year over year change
First 9 months January - September 2018
	First 9 months 2018	First 9 months 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)
Airbag Products and Other2)	$4,234.9	$3,947.6	$287.3	$124.4	$162.9
			7.3%	3.2%	4.1%
Seatbelt Products2)	$2,250.5	$2,030.5	$220.0	$82.8	$137.2
			10.8%	4.0%	6.8%
Total	$6,485.4	$5,978.1	$507.3	$207.2	$300.1
			8.5%	3.5%	5.0%
1) Effects from currency translations. 2) Including Corporate and other sales.

Airbag sales grew organically* by 4.1%, mainly driven by steering wheels in China, North America and Europe, and from inflatable curtains in North America, partly offset by organic sales decline of inflatable curtains in Europe.

Seatbelt sales grew organically* by 6.8%, mainly driven by growth in North America and China.

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Q3 Report – 2018	First Nine Months

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Sales by Region First Nine Months 2018

Year over year change
First 9 months January - September 2018
	First 9 months 2018	First 9 months 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change*
(Dollars in millions)
Asia	$2,333.5	$2,139.6	$193.9	$74.5	$119.4
			9.1%	3.5%	5.6%
Whereof: China	$1,103.5	$973.1	$130.4	$43.5	$86.9
			13.4%	4.5%	8.9%
Japan	$606.4	$578.6	$27.8	$12.9	$14.9
			4.8%	2.2%	2.6%
RoA	$623.6	$587.9	$35.7	$18.1	$17.6
			6.1%	3.1%	3.0%
Americas	$2,034.3	$1,835.9	$198.4	$(12.3)	$210.7
			10.8%	(0.7)%	11.5%
Europe	$2,117.6	$2,002.6	$115.0	$145.0	$(30.0)
			5.7%	7.2%	(1.5)%
Total	$6,485.4	$5,978.1	$507.3	$207.2	$300.1
			8.5%	3.5%	5.0%
1) Effects from currency translations.

In the first nine months of 2018, Autoliv’ sales grew organically* by 5.0% against the prior corresponding period, about 4pp more than LVP growth according to IHS. The largest contributors to the organic growth were North America and China partly offset by South Korea and Europe.

The organic sales increase* from Autoliv’s companies in China of around 9% was driven by both domestic and global OEMs. Sales growth to domestic OEMs were mainly with Geely, including Lynk & Co, and Great Wall while growth with the global OEMs was mainly with VW, Nissan and Honda.

Organic sales growth* of 2.6% from Autoliv’s companies in Japan was mainly derived from sales of frontal airbags to Honda, Mitsubishi, Nissan and Subaru and seatbelts to Honda, Mitsubishi and Subaru as well as inflator replacement sales.

Organic sales growth* from Autoliv’s companies in the Rest of Asia of 3.0% was driven by strong sales development in India which grew organically* by around 33%, mainly from sales to Suzuki, Honda, Tata and Hyundai/Kia. Sales in South Korea decreased, driven mainly by lower sales to Hyundai/Kia.

The organic growth* from Autoliv’s companies in Americas was 11.5%. North America grew organically* by 10.7% mainly due to new model launches with FCA, Honda, Tesla and Nissan, partly offset by lower sales to GM and Ford. Overall growth was driven by all main product groups. Sales in South America grew organically* by about 28%, mainly due to increased sales of steering wheels and frontal airbags to FCA.

The 1.5% organic sales decline* in the period from Autoliv’s companies in Europe was mainly driven by PSA, FCA, JLR, Nissan and Renault.

Light Vehicle Production Development First Nine Months 2018

Change vs. same period last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS estimate, Oct 16, 2018	1.2%	(0.7)%	2.3%	0.2%	0.2%	0.8%

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Q3 Report – 2018	First Nine Months

ine Months

Earnings First Nine Months 2018

(Dollars in millions, except per share data)	First 9 months 2018	First 9 months 2017	Change
Net Sales	$6,485.4	$5,978.1	8.5%
Gross profit	$1,286.1	$1,238.9	3.8%
% of sales	19.8%	20.7%	(0.9)pp
S,G&A	$(290.9)	$(297.0)	2.1%
% of sales	(4.5)%	(5.0)%	0.5pp
R,D&E net	$(327.9)	$(295.0)	(11.2)%
% of sales	(5.1)%	(4.9)%	(0.2)pp
Other income (expense), net	$6.2	$(29.3)	121.2%
% of sales	0.1%	(0.5)%	0.6pp
Operating income	$665.0	$609.3	9.1%
% of sales	10.3%	10.2%	0.1pp
Adjusted operating income1)	$668.3	$645.7	3.5%
% of sales	10.3%	10.8%	(0.5)pp
Income before taxes	$610.3	$551.6	10.6%
Tax rate	23.0%	29.2%	(6.2)pp
Income attributable to controlling interest from Continuing Operations	$468.9	$389.3	20.4%
Earnings per share Continuing Operations, diluted2, 3)	$5.37	$4.43	21.2%
Adjusted earnings per share Continuing Operations, diluted1, 2, 3)	$5.40	$4.83	11.8%

1) Excluding costs for capacity alignments, antitrust matters and separation of our business segments. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the first nine months of 2018 increased by $47 million, primarily as a result of higher sales. The gross margin decreased by 0.9pp compared to the same period in 2017, mainly as a result of adverse impacts from launch related costs, raw material pricing and currency changes which were only partly offset the positive effect from the strong organic sales growth*.

Selling, General and Administrative (S,G&A) expenses decreased slightly while Research, Development & Engineering (R,D&E) expenses, net, as percent of sales was 5.1% compared to 4.9% in the same period the prior year.

Operating income increased by $56 million to $665 million. The reported operating margin was 10.3% for the first nine months of the year, an increase of 0.1pp compared to the same period in the prior year. In 2017, the operating margin was negatively affected by costs related to ongoing capacity alignments and antitrust related matters, reported as Other income (expense), net.

The adjusted operating margin*, excluding costs for capacity alignments, antitrust related matters and the separation of our business segments, was 10.3% of sales compared to 10.8% of sales for the same period in 2017. The lower adjusted operating margin* was mainly a result of the lower gross margin and higher R,D&E net.

Income before taxes increased by $59 million compared to the same period the previous year. Income attributable to controlling interest from Continuing Operations increased by $80 million compared to the same period in 2017, partly due to the decline in the effective tax rate to 23.0% from 29.2% in the prior year. Discrete tax items, net in the first nine months of 2018 had a favorable impact of 5.3pp, principally as a result of the reversal of valuation allowances against deferred tax assets recorded in the second quarter. In the first nine months of 2017, the net impact of discrete tax items caused a 3.4pp increase to the effective tax rate.

Earnings per share (EPS) from Continuing Operations assuming dilution increased by 21% to $5.37 compared to $4.43 for the same period one year ago. The main items affecting EPS positively were 41 cents from lower tax, 37 cents from lower costs relating to capacity alignments, antitrust related matters and separation of our business segments and 19 cents from higher adjusted operating income*. The adjusted EPS* from Continuing Operations assuming dilution was $5.40 compared to $4.83 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 87.3 million compared to 87.9 million in the first nine months 2017.

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Q3 Report – 2018	First Nine Months

ine Months

Cash Flow and Balance Sheet First Nine Months 2018

Cash flow items prior to the third quarter 2018 are presented on a consolidated basis including both Continuing and Discontinued Operations.

Cash flow from operations amounted to $301 million compared to $547 million in the first nine months of 2017. The decrease was primarily related to costs for separation of our business segments including the higher net loss from Discontinued Operations and the increase in operating working capital due to increased sales and unfavorable geographic and timing effects.

Cash flow before financing* was negative $193 million compared to $32 million during the same period in 2017, mainly due to the lower operating cash flow. Capital expenditures, net, of $421 million were $113 million more than depreciation and amortization expense during the first nine months of 2018 and $20 million more than capital expenditures, net, during the first nine months of 2017.

The Company’s net debt position* increased by $1,356 million to $1,724 million compared to December 31, 2017, mainly due to the capitalization of Veoneer prior to the spin-off. Gross interest-bearing debt increased by $920 million to $2,251 million compared to December 31, 2017, mainly due to the capitalization of Veoneer prior to the spin-off.

For the first nine months, total equity decreased by $2,116 million to $2,053 million, mainly due to $2,121 million related to the spin-off, $162 million in dividends and $135 million from currency translation effects. The decrease was partly offset by $274 million from net income.

Q3 Report – 2018

3rd Qu

Q3 Report – 2018	3rd Quarter

arter

Other Items

•	On September 20, 2018, Autoliv announced that its Board of Directors elected President and CEO Mikael Bratt as a new member of the Board. The size of the Board was expanded from eight to nine members.
Mikael Bratt has been President and CEO of Autoliv since the completion of the spin-off on June 29, 2018.

Dividends

On August 15, 2018, the Company declared a quarterly dividend to shareholders of 62 cents per share for the fourth quarter 2018, with the following payment schedule:

Ex-date (common stock)	November 20, 2018
Ex-date (SDRs)	November 20, 2018
Record Date	November 21, 2018
Payment Date	December 6, 2018

Next Report

Autoliv intends to publish the quarterly earnings report for the fourth quarter of 2018 on Tuesday, January 29, 2019.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 58 72 06 14

Inquiries: Media

Stina Thorman

Acting Vice President Communications

Tel +46 (0)8 58 72 06 50

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on October 26, 2018.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com. The restated historical financial statements reflecting the spin-off of Veoneer are unaudited, but have been derived from our historical audited annual reports.

Q3 Report – 2018

3rd Qu

Q3 Report – 2018	3rd Quarter

arter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q3 Report – 2018

Q3 Report – 2018

Key Ratios

	Third Quarter		First 9 months		Latest 12 months	Full Year
	2018	2017	2018	2017		2017
Earnings per share Continuing Operations, basic1)	$1.35	$1.22	$5.38	$4.44	$7.65	$6.70
Earnings per share Continuing Operations, diluted1, 2)	$1.34	$1.21	$5.37	$4.43	$7.62	$6.68
Total parent shareholders’ equity per share	$23.42	$45.55	$23.42	$45.55	$23.42	$46.38
Cash dividend paid per share	$0.62	$0.60	$1.84	$1.78	$2.44	$2.38
Operating working capital, $ in millions3)	759	606	759	606	759	581
Capital employed, $ in millions4)	3,778	4,740	3,778	4,740	3,778	4,538
Net debt, $ in millions3)	1,724	530	1,724	530	1,724	368
Net debt to capitalization, %5)	46	11	46	11	46	8
Gross margin, %6)	19.0	20.2	19.8	20.7	20.0	20.6
Operating margin, %7)	9.5	8.6	10.3	10.2	10.6	10.6
Return on total equity, %8)	23.2	n/a	20.0	n/a	19.9	n/a
Return on capital employed, %9)	20.4	n/a	20.9	n/a	21.1	n/a
Average no. of shares in millions2)	87.4	87.2	87.3	87.9	87.3	87.7
No. of shares at period-end in millions10)	87.1	86.9	87.1	86.9	87.1	87.0
No. of employees at period-end11)	57,215	55,418	57,215	55,418	57,215	56,674
Headcount at period-end12)	66,479	63,266	66,479	63,266	66,479	64,550
Days receivables outstanding13)	80	77	76	75	76	76
Days inventory outstanding14)	38	35	35	34	35	35

1) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 4) Total equity and net debt. 5) Net debt in relation to capital employed. 6) Gross profit relative to sales. 7) Operating income relative to sales. 8) Income from Continuing Operations relative to average total equity. 9) Operating income and income from Continuing Operations equity method investments, relative to average capital employed. 10) Excluding dilution and net of treasury shares. 11) Employees with continuous employment status, recalculated to full time equivalent heads. 12) Includes temporary hourly personnel. 13) Outstanding receivables relative to average daily sales. 14) Outstanding inventory relative to average daily sales.

Q3 Report – 2018

Q3 Report – 2018

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Third Quarter		First 9 months		Latest 12 months	Full Year
(Unaudited)	2018	2017	2018	2017		2017
Net sales
Airbag and Other products1)	$1,357.4	$1,276.5	$4,234.9	$3,947.6	$5,630.5	$5,343.2
Seatbelt products1)	675.6	676.1	2,250.5	2,030.5	3,013.6	2,793.6
Total net sales	$2,033.0	$1,952.6	$6,485.4	$5,978.1	$8,644.1	$8,136.8

Cost of sales	(1,646.9)	(1,557.7)	(5,199.3)	(4,739.2)	(6,917.2)	(6,457.1)
Gross profit	$386.1	$394.9	$1,286.1	$1,238.9	$1,726.9	$1,679.7

Selling, general & administrative expenses	(90.0)	(96.8)	(290.9)	(297.0)	(400.5)	(406.6)
Research, development & engineering expenses, net	(101.9)	(93.1)	(327.9)	(295.0)	(403.5)	(370.6)
Amortization of intangibles	(2.8)	(2.7)	(8.5)	(8.3)	(11.4)	(11.2)
Other income (expense), net	1.1	(35.1)	6.2	(29.3)	3.8	(31.7)
Operating income	$192.5	$167.2	$665.0	$609.3	$915.3	$859.6

Income from equity method investments	0.2	0.5	2.8	1.2	3.3	1.7
Interest income	1.3	1.8	4.1	5.6	5.9	7.4
Interest expense	(18.9)	(15.4)	(46.2)	(46.6)	(60.7)	(61.1)
Other non-operating items, net	(3.8)	(3.4)	(15.4)	(17.9)	(12.7)	(15.2)
Income from Continuing Operations before income taxes	$171.3	$150.7	$610.3	$551.6	$851.1	$792.4

Income taxes	(53.3)	(44.5)	(140.0)	(161.0)	(183.4)	(204.4)
Income from Continuing Operations	$118.0	$106.2	$470.3	$390.6	$667.7	$588.0

Loss from Discontinued Operations, net of income taxes	–	(18.0)	(195.8)	(32.0)	(448.8)	(285.0)
Net income	$118.0	$88.2	$274.5	$358.6	$218.9	$303.0

Less; Net income from Continuing Operations attributable to non-controlling interest	0.5	0.5	1.4	1.3	2.1	2.0
Less; Net loss from Discontinued Operations attributable to non-controlling interest	–	(3.1)	(8.3)	(7.2)	(127.2)	(126.1)
Net income attributable to controlling interest	$117.5	$90.8	$281.4	$364.5	$344.0	$427.1

Amounts attributable to controlling interest:
Net Income from Continuing Operations	$117.5	$105.7	$468.9	$389.3	$665.6	$586.0
Net Loss from Discontinued Operations, net of income taxes	–	(14.9)	(187.5)	(24.8)	(321.6)	(158.9)
Net income attributable to controlling interest	$117.5	$90.8	$281.4	$364.5	$344.0	$427.1

Earnings per share Continuing Operations2, 3)	$1.34	$1.21	$5.37	$4.43	$7.62	$6.68
Earnings per share Discontinued Operations2, 3)	$ -	$(0.17)	$(2.15)	$(0.28)	$(3.68)	$(1.81)
Earnings per share2, 3)	$1.34	$1.04	$3.22	$4.15	$3.94	$4.87

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from EPS calculation.

Q3 Report – 2018

Q3 Report – 2018

Consolidated Balance Sheets

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions, unaudited)	2018	2018	2018	2017	2017
Assets
Cash & cash equivalents	$533.7	$507.5	$793.9	$959.5	$958.3
Receivables, net	1,784.5	1,902.0	1,895.1	1,696.7	1,631.4
Inventories, net	758.7	709.7	704.3	704.3	672.7
Other current assets	271.2	254.6	238.6	197.0	209.3
Current assets, Discontinued Operations	–	–	710.0	647.2	650.7
Total current assets	$3,348.1	$3,373.8	$4,341.9	$4,204.7	$4,122.4

Property, plant & equipment, net	1,654.8	1,633.4	1,676.4	1,608.9	1,541.0
Investments and other non-current assets	331.3	352.4	352.0	341.0	325.4
Goodwill assets	1,391.0	1,391.9	1,400.0	1,397.0	1,393.7
Intangible assets, net	35.3	38.3	40.7	42.6	44.7
Non-current assets, Discontinued Operations	–	–	1,067.1	955.7	1,158.0
Total assets	$6,760.5	$6,789.8	$8,878.1	$8,549.9	$8,585.2

Liabilities and equity
Short-term debt	$573.0	$605.6	$60.2	$19.7	$179.0
Accounts payable	992.4	1,036.9	970.6	957.3	850.7
Other current liabilities	1,118.4	1,110.8	1,152.2	1,109.4	1,108.2
Current liabilities, Discontinued Operations	–	–	626.5	568.2	528.1
Total current liabilities	$2,683.8	$2,753.3	$2,809.5	$2,654.6	$2,666.0

Long-term debt	1,677.5	1,678.0	1,310.2	1,310.7	1,311.2
Pension liability	204.3	203.8	211.5	206.8	233.7
Other non-current liabilities	141.5	147.1	149.7	144.3	100.6
Non-current liabilities, Discontinued Operations	–	–	55.2	64.1	64.3
Total non-current liabilities	$2,023.3	$2,028.9	$1,726.6	$1,725.9	$1,709.8

Total parent shareholders’ equity	2,040.4	1,994.5	4,206.2	4,035.1	3,958.6
Non-controlling interest	13.0	13.1	135.8	134.3	250.8
Total equity	$2,053.4	$2,007.6	$4,342.0	$4,169.4	$4,209.4

Total liabilities and equity	$6,760.5	$6,789.8	$8,878.1	$8,549.9	$8,585.2

Q3 Report – 2018

Q3 Report – 2018

Consolidated Statements of Cash Flow

	Third Quarter		First 9 months		Latest 12 months	Full Year
(Dollars in millions, unaudited)	2018	2017	2018	2017		2017
Net income Continuing Operations	$118.0	$106.2	$470.3	$390.6	$667.7	$588.0
Net loss Discontinued Operations	–	(18.0)	(195.8)	(32.0)	(448.8)	(285.0)
Depreciation and amortization	85.1	104.2	308.4	318.6	415.6	425.8
Separation costs	(15.3)	–	11.5	–	11.5	–
Goodwill impairment charges	–	–	–	–	234.2	234.2
Other, net	7.1	(6.3)	19.7	(22.7)	15.6	(26.8)
Changes in operating assets and liabilities	43.3	31.8	(312.9)	(108.0)	(205.2)	(0.3)
Net cash provided by operating activities	$238.2	$217.9	$301.2	$546.5	$690.6	$935.9

Capital expenditures, net	(117.4)	(142.0)	(421.4)	(401.8)	(589.2)	(569.6)
Acquisitions of businesses and other, net	–	(1.6)	(72.9)	(113.1)	(87.5)	(127.7)
Net cash used in investing activities	$(117.4)	$(143.6)	$(494.3)	$(514.9)	$(676.7)	$(697.3)

Net cash before financing1)	$120.8	$74.3	$(193.1)	$31.6	$13.9	$238.6

Net increase (decrease) in short-term debt	(35.1)	(9.4)	374.9	(46.1)	212.4	(208.6)
Issuance of long-term debt	–	–	582.2	–	582.2	–
Debt issuance costs	–	–	(2.6)	–	(2.6)	–
Dividends paid	(54.1)	(52.2)	(160.7)	(156.4)	(213.0)	(208.7)
Shares repurchased	–	–	–	(157.0)	–	(157.0)
Common stock options exercised	0.6	2.6	8.2	5.2	10.9	7.9
Dividend paid to non-controlling interests	–	–	(2.0)	–	(1.8)	0.2
Capital contribution to Veoneer	7.9	–	(971.8)	–	(971.8)	–
Effect of exchange rate changes on cash	(13.9)	20.5	(60.9)	54.3	(54.8)	60.4
Increase (decrease) in cash and cash equivalents	$26.2	$35.8	$(425.8)	$(268.4)	$(424.6)	$(267.2)
Cash and cash equivalents at period-start	507.5	922.5	959.5	1,226.7	958.3	1,226.7
Cash and cash equivalents at period-end	$533.7	$958.3	$533.7	$958.3	$533.7	$959.5
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Q3 Report – 2018

Q3 Report – 2018

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 3, 4, 7 and 8 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Q3 Report – 2018

Q3 Report – 2018

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management. The historical periods in the table have been restated to only reflect Continuing Operations.

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions)	2018	2018	2018	2017	2017
Total current assets Continuing Operations	$3,348.1	$3,373.8	$3,631.9	$3,557.5	$3,471.7
Total current liabilities Continuing Operations	(2,683.8)	(2,753.3)	(2,183.0)	(2,086.4)	(2,137.9)
Working capital	$664.3	$620.5	$1,448.9	$1,471.1	$1,333.8
Cash and cash equivalents	(533.7)	(507.5)	(793.9)	(959.5)	(958.3)
Short-term debt	573.0	605.6	60.2	19.7	179.0
Derivative liability and (asset), current	1.8	2.9	(1.5)	(2.1)	(0.7)
Dividends payable	54.0	54.0	53.9	52.2	52.1
Operating working capital	$759.4	$775.5	$767.6	$581.4	$605.9

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into debt-related derivatives (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions)	2018	2018	2018	2017	2017
Short-term debt	$573.0	$605.6	$60.2	$19.7	$179.0
Long-term debt	1,677.5	1,678.0	1,310.2	1,310.7	1,311.2
Total debt	$2,250.5	$2,283.6	$1,370.4	$1,330.4	$1,490.2
Cash and cash equivalents	(533.7)	(507.5)	(793.9)	(959.5)	(958.3)
Debt-related derivatives	7.6	8.6	(1.6)	(2.5)	(1.6)
Net debt	$1,724.4	$1,784.7	$574.9	$368.4	$530.3

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	September 30	June 30	March 31
(Dollars in millions)	2018	2018	2018
Net debt1)	$1,724.4	$1,784.7	$574.9
Pension liabilities	204.3	203.8	211.5
Debt per the Policy	$1,928.7	$1,988.5	$786.4

Net income2)	$218.9	$189.1	$283.3
Less; Net loss, Discontinued Operations2)	448.8	466.8	315.5
Net income, Continuing Operations2)	$667.7	$655.9	$598.8
Income taxes2)	183.4	174.6	222.8
Interest expense, net2, 3)	54.8	50.8	51.4
Depreciation and amortization of intangibles2, 4)	332.6	325.2	314.8
EBITDA per the Policy	$1,238.5	$1,206.5	$1,187.8

Leverage ratio	1.6	1.6	0.7

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q3 Report – 2018

Q3 Report – 2018

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Third Quarter 2018			Third Quarter 2017
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$192.5	$1.1	$193.6	$167.2	$37.6	$204.8
Operating margin, %	9.5	0.0	9.5	8.6	1.9	10.5
Income before taxes from Continuing Operations	$171.3	$1.1	$172.4	$150.7	$37.6	$188.3
Net income attributable to controlling interest from Continuing Operations	$117.5	$0.8	$118.3	$105.7	$37.1	$142.8
Return on capital employed, %2)	20.4	0.1	20.5	n/a	n/a	n/a
Return on total equity, %3)	23.2	0.2	23.4	n/a	n/a	n/a
Earnings per share Continuing Operations, diluted4, 5)	$1.34	$0.01	$1.35	$1.21	$0.43	$1.64

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 3) Income from Continuing Operations relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

	First 9 months 2018			First 9 months 2017
	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$665.0	$3.3	$668.3	$609.3	$36.4	$645.7
Operating margin, %	10.3	0.0	10.3	10.2	0.6	10.8
Income before taxes from Continuing Operations	$610.3	$3.3	$613.6	$551.6	$36.4	$588.0
Net income attributable to controlling interest from Continuing Operations	$468.9	$2.6	$471.5	$389.3	$35.5	$424.8
Capital employed	$3,778	$2	$3,780	$4,740	$35	$4,775
Return on capital employed, %2)	20.9	0.1	21.0	n/a	n/a	n/a
Return on total equity, %3)	20.0	0.1	20.1	n/a	n/a	n/a
Earnings per share Continuing Operations, diluted[4], 5)	$5.37	$0.03	$5.40	$4.43	$0.40	$4.83
Total parent shareholders' equity per share	$23.42	$0.03	$23.45	$45.55	$0.40	$45.95

1) Excluding costs for capacity alignment, antitrust related matters and separation of our business segments. 2) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 3) Income from Continuing Operations relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Q3 Report – 2018

Q3 Report – 2018

Items included in Non-GAAP adjustments	Third Quarter 2018		Third Quarter 2017
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$(0.2)	$(0.00)	$21.2	$0.25
Antitrust related matters	0.2	0.00	16.4	0.19
Separation costs	1.1	0.01	–	–
Total adjustments to operating income	$1.1	$0.01	$37.6	$0.44
Tax on non-U.S. GAAP adjustments1)	(0.3)	(0.00)	(0.5)	(0.01)
Total adjustments to Income from Continuing Operations	$0.8	$0.01	$37.1	$0.43

Weighted average number of shares outstanding - diluted		87.4		87.2

Return on capital employed2, 3)	$4.4		n/a
Adjustment Return on Capital employed, %	0.1%		n/a

Return on total equity4, 5)	$3.2		n/a
Adjustment Return on Total equity, %	0.2%		n/a

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized Q3 non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 4) Income from Continuing Operations relative to average total equity. 5) After adjustment for annualized Q3 non-U.S. GAAP Net income adjustment.

Items included in Non-GAAP adjustments
	First 9 months 2018		First 9 months 2017
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$1.0	$0.01	$19.4	$0.22
Antitrust related matters	1.2	0.01	17.0	0.19
Separation costs	1.1	0.01	–	–
Total adjustments to operating income	$3.3	$0.03	$36.4	$0.41
Tax on non-U.S. GAAP adjustments1)	(0.7)	(0.00)	(0.9)	(0.01)
Total adjustments to Income from Continuing Operations	$2.6	$0.03	$35.5	$0.40

Weighted average number of shares outstanding - diluted		87.3		87.9

Return on capital employed2, 3)	$4.4		n/a
Adjustment Return on Capital employed, %	0.1%		n/a

Return on total equity4, 5)	$3.5		n/a
Adjustment Return on Total equity, %	0.1%		n/a

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized first nine months non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments Continuing Operations, relative to average capital employed. 4) Income from Continuing Operations relative to average total equity. 5) After adjustment for annualized first nine months non-U.S. GAAP Net income adjustment.

Q3 Report – 2018

Q3 Report – 2018

Multi-year Summary Continuing Operations

(Dollars in millions, except per share data)	2017	2016	2015
Sales and Income
Net sales	$8,137	$7,922	$7,636
Operating income	860	831	708
Income before income taxes	792	784	655
Net income attributable to controlling interest	586	558	443

Financial Position
Current assets excluding cash	2,598	2,269	2,259
Property, plant and equipment, net	1,609	1,329	1,265
Intangible assets (primarily goodwill)	1,440	1,430	1,445
Non-interest bearing liabilities	2,418	2,154	2,049
Capital employed	4,538	4,225	3,670
Net debt (cash)	368	299	202
Total equity	4,169	3,926	3,468
Total assets	6,947	6,565	6,518
Long-term debt	1,311	1,313	1,499

Share data
Earnings per share (US$) – basic	6.70	6.33	5.03
Earnings per share (US$) – assuming dilution	6.68	6.32	5.02
Total parent shareholders’ equity per share (US$)	46.38	41.69	39.22
Cash dividends paid per share (US$)	2.38	2.30	2.22
Cash dividends declared per share (US$)	2.40	2.32	2.24
Share repurchases	157	-	104
Number of shares outstanding (million)1)	87.0	88.2	88.1

Ratios
Gross margin (%)	20.6	20.6	20.5
Operating margin (%)	10.6	10.5	9.3
Pretax margin (%)	9.7	9.9	8.6
Return on capital employed (%)	n/a	n/a	n/a
Return on total equity (%)	n/a	n/a	n/a
Total equity ratio (%) 3)	49	48	46
Net debt to capitalization (%)	8	7	6
Days receivables outstanding	76	70	71
Days inventory outstanding	35	32	31

Other data
Airbag sales2)	5,342	5,256	5,036
Seatbelt sales	2,794	2,665	2,599
Net cash provided by operating activities 3)	936	868	751
Capital expenditures, net 3)	570	499	450
Net cash used in investing activities 3)	(697)	(726)	(591)
Net cash provided by (used in) financing activities 3)	(566)	(200)	(319)
Number of employees, December 31	56,700	55,800	51,300
1) At year end, excluding dilution and net of treasury shares. 2) Including steering wheels, inflators and initiators. 3) Including Discontinued Operations.